Exhibit 10.2

[Arlington Asset Investment Corp. Letterhead]

[Date]

Name

Street Address

City, State Zip

Restricted Stock Award

Dear ________:

You have been granted a Restricted Stock Award pursuant and subject to the terms of the Arlington Asset Investment Corp. 2021 Long-Term Incentive Plan (the “Plan”).  The terms and conditions of your Restricted Stock Award are set forth in this letter agreement (the “Award Agreement”) and the Plan.  A copy of the Plan is available upon request.  All terms that are used in this Award Agreement have the same meaning as set forth in the Plan.

Grant Date.  The Restricted Stock Award was granted to you on ________ __, 20__ (the “Date of Grant”).

Award.  The Restricted Stock Award covers ____ Shares.

[Select Applicable Restriction Period Provision]

[Restriction Period.  The Restricted Stock Award will have a ___ year restriction period (the “Restriction Period”) beginning on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The Restriction Period will lapse ratably for an equal number of shares beginning on the first anniversary of the Date of Grant and continuing on each subsequent anniversary of the Date of Grant until the Restriction Period has lapsed with respect to all of the Shares subject to the Restricted Stock Award.]

[Restriction Period.  The Restricted Stock Award will have a ___ year restriction period (the “Restriction Period”) beginning on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The restrictions on all of the Shares subject to the Restricted Stock Award will lapse with respect to all Shares on the _____ anniversary of the Date of Grant.]

[Restriction Period.  The Restricted Stock Award will have a restriction period (the “Restriction Period”) that began on the Date of Grant.  (The Restriction Period is the vesting or waiting period before you have full ownership of the Shares subject to the Restricted Stock Award.)  The restrictions on the Shares subject to the Restricted Stock Award will lapse on the date, and to the extent that, [describe applicable performance vesting requirements and the number of Shares that will vest based on achievement of the performance vesting requirements]].

If a Change in Control occurs prior to the end of the Restriction Period for all or a portion of the Shares subject to the Restricted Stock Award, and if the Participant provides continuous service to Company or an Affiliate (either as an employee or member of the Board) from the Date of Grant until the date of the Change in Control, the Restriction Period shall lapse for any such unvested Shares in accordance with Section 9.3 of the Plan.

Upon the lapse of the Restriction Period and satisfaction of your tax withholding obligation (as described in Section 11.1 of the Plan), you will have full ownership rights in the vested Shares.

Holding Period.  The Shares subject to the Restricted Stock Award, reduced by the number of Shares withheld to satisfy withholding taxes, may not be sold or transferred before the earlier of (i) the first anniversary of the date on which the Restriction Period lapsed with respect to the Shares being sold or (ii) the date the Participant is no longer employed by, or providing services to, the Company or an Affiliate.

Dividend Payments and Voting Rights.  During the Restriction Period, any dividends declared by the Company will be paid on the Shares subject to your Restricted Stock Award, but any such dividend payments will be treated as compensation reportable on your Form W-2.  Although you will not have full ownership rights over the Shares until the Restriction Period has ended, you will benefit from this provision of Share ownership.  During the Restriction Period you also will be entitled to vote the Shares subject to the Restricted Stock Award.

If You Leave the Company.  If your employment with the Company and its Affiliates ends before the Restriction Period ends with respect to some or all of the Shares, you will forfeit the Shares subject to the Restricted Stock Award that have not previously vested, i.e., any Shares for which the Restriction Period has not lapsed.  As provided in Section 10.4 of the Plan, you may vest, as determined by the Committee, in its discretion and subject to the terms and conditions prescribed by the Committee, in some or all of the Shares subject to the Restricted Stock Award if your employment with the Company and its affiliates ends under certain circumstances including on account of your death, Disability or Retirement or termination without Cause as part of a Reduction in Force.

Definitions.  The following definitions apply for purposes of this Agreement:

(a)“Cause” means the Board’s determination, in good faith and after reasonable investigation, that the Participant (x) has been convicted of a felony; (y) has engaged in conduct relating to the Company that constitutes a material breach of fiduciary duty or fraud or (z) materially failed to follow a proper directive of the Board within the scope of the Participant’s duties and that is capable of being performed by the Participant with reasonable effort.  The Participant’s termination shall not be for Cause unless the Board gives the Participant written notice specifying the grounds that the Board asserts constitute Cause and the performance required to remedy the failure (if remediable) and the Participant fails to perform as required to remedy the failure during the thirty day period after receipt of the written notice (if the grounds are remediable).

(b)“Disability” means that the Participant is permanently and totally disabled as described in Code section 22(e)(3).

(c)“Retirement” means a voluntary resignation from employment with the Company and its Affiliates that the Committee, in its discretion, determines shall constitute a “Retirement” under this Agreement.

(d)A termination due to a “Reduction in Force” shall mean involuntary termination due to a position elimination, as determined by the Committee in its discretion.

Transferability.  The Shares subject to the Restricted Stock Award and your rights under the Restricted Stock Award may not be sold, assigned, transferred or pledged during the Restriction Period, other than by will or the laws of descent and distribution.

Change in Capital Structure.  The terms of the Restricted Stock Award shall be adjusted as provided in Section 10.2 of the Plan in the event that the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidation of Shares or other similar changes in capitalization.

Plan Controls.  In the event of any conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan as in effect on the Date of Grant shall govern.  By signing this Award Agreement you agree to be bound by all of the terms and provisions of the Plan and acknowledge that a copy of the Plan has been made available to you.

No Employment Rights.  This Award Agreement and the grant of the Restricted Stock Award do not confer upon you any right with respect to continuance of employment with the Company or an affiliate and do not interfere with the right of the Company or an affiliate to terminate your employment.

Section 409A. By accepting the grant of the Restricted Stock, you agree that the Restricted Stock Award granted hereunder and any dividends thereon are intended to be exempt from Section 409A of the Code and the regulations promulgated thereunder and shall be limited, construed and interpreted as such. You agree that the Company may unilaterally modify this Award Agreement to fulfill this intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

Governing Law.  This Award Agreement and the Restricted Stock Award will be governed by the laws of the Commonwealth of Virginia other than those provisions of Virginia law that would require the application of the laws of another state.

Taxes.  You are strongly advised to consult your own tax professional concerning the tax implications of the Restricted Stock Award in your particular circumstances.  The Company cannot and does not provide you with tax advice.

Please contact _________________ at ___________ if you have any questions regarding the Restricted Stock Award.

You must sign the enclosed copy of this Award Agreement in the space provided below in order to accept the Restricted Stock Award.  The signed copy of this Award Agreement should be returned to ___________ at _______________________.

Sincerely,

Name

Title

Enclosure

Acceptance

I hereby accept the grant of the Restricted Stock Award in accordance with the terms and conditions set forth in the Award Agreement above and as prescribed by the Plan.

Date:
[Name of Participant]

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